EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-264822, 333-270790, 333-277708 and 333-285166) on Form S-8 and (Nos. 333-272378 and 333-280570) on Form S-3 of our report dated March 4, 2026, with respect to the consolidated financial statements of PepGen Inc.

/s/ KPMG LLP

San Diego, California
March 4, 2026